As filed with the Securities and Exchange Commission on April 7, 2025

Registration No. 333-256722

Registration No. 333-261152

Registration No. 333-278002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 Registration Statement No. 333-256722

FORM S-8 Registration Statement No. 333-261152

FORM S-8 Registration Statement No. 333-278002

UNDER

THE SECURITIES ACT OF 1933

DESKTOP METAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2044042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

63 3rd Avenue

Burlington, MA 01803

(978) 224-1244

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DESKTOP METAL, INC. 2020 INCENTIVE AWARD PLAN

DESKTOP METAL, INC. 2015 STOCK INCENTIVE PLAN

MAKE COMPOSITES, INC. 2018 EQUITY INCENTIVE PLAN

THE EXONE COMPANY 2013 EQUITY INCENTIVE PLAN

(Full title of the plans)

Larry O’Connell

General Counsel and Corporate Secretary

63 3rd Avenue

Burlington, MA 01803

(978) 224-1244

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

 Flora Perez, Esq.

Laurie L. Green, Esq

Greenberg Traurig, LLP

401 East Las Olas Blvd., Suite 2000

Fort Lauderdale, Florida 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Desktop Metal, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all securities that remain unsold as of the date hereof under each such Registration Statement:

●	Registration Statement on Form S-8, Registration No. 333-256722, filed with the SEC on June 2, 2021 registering, after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024: (i) 4,091,818 shares of Class A common stock of the Registrant, $0.0001 par value per share (the “Class A Common Stock”), issuable pursuant to the Desktop Metal, Inc. 2020 Incentive Award Plan (the “2020 Plan”), which number consists of (a) 1,458,034 shares of Class A Common Stock initially reserved for issuance under the 2020 Plan, which includes 1,240,081 shares of Class A Common Stock and 217,953 shares of Class A Common Stock that remained available for issuance under the Desktop Metal, Inc. 2015 Stock Incentive Plan (the “2015 Plan”) and the Make Composites, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) immediately prior to the approval of the 2020 Plan by the Registrant’s stockholders; and (b) 2,633,784 shares of Class A Common Stock that may become issuable under the 2020 Plan; and (ii) 1,821,006 shares of Class A Common Stock, underlying awards granted under the 2015 Plan, as assumed by the Registrant, and the 2018 Plan, as assumed by the Registrant, that may forfeit or lapse unexercised under such plans and become available for issuance under the 2020 Plan.

●	Registration Statement on Form S-8, Registration No. 333-261152, filed with the SEC on November 17, 2021, registering, after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024, 8,602 shares of Class A Common Stock, issuable upon the exercise of unvested stock options outstanding under The ExOne Company 2013 Equity Incentive Plan (the “ExOne 2013 Equity Incentive Plan”).

●	Registration Statement on Form S-8, Registration No. 333-278002, filed with the SEC on March 15, 2024, registering, after giving effect to the Registrant’s 1 for 10 reverse share split effected on June 10, 2024, an additional 4,902,073 shares of Class A Common Stock, to be issued pursuant to the 2020 Plan.

Effective as of April 2, 2025, pursuant to the Agreement and Plan of Merger, dated as of July 2, 2024, by and among the Registrant, Nano Dimension Ltd., an Israeli company (“Nano”), and Nano U.S. I, Inc., a Delaware corporation and an indirect subsidiary of Nano (“Merger Sub”), and Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Nano (the “Merger”).

In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities of the Registrant registered under the Registration Statements that remain unsold under the Registration Statements as of the filing date hereof. Furthermore, the closing of the Merger terminated the ExOne 2013 Equity Incentive Plan and the 2020 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on April 7, 2025.

Desktop Metal, Inc.

By:	/s/ Larry O’Connell
Name:	Larry O’Connell
Title:	General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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